Exhibit 99.1

Location Based Technologies Launches New LoadRackTracker.com Website as Part of $1.2M Project

New Consumer Website for Trucking Channel Partner

(Business Wire) - On Thursday, January 14, 2010, in Irvine, California, Location Based Technologies (OTCBB:LBAS - News), a leading-edge service provider of personal, pet, and asset location devices, today announced that they have completed the commercial ready website for their channel partner, LoadRack.com, LLC. The public website is now available for review at www.loadracktracker.com.

“Like all the products and services developed by the PocketFinder team, it delivers a unique user interface and service offerings along with all of the functionality including geo-fencing, location and direction. For the customized LoadRackTracker system the PocketFinder team has developed a specialized temperature and door status alert system,” explains Dave Morse, CEO of LBT. “The new consumer ready website is the last tool needed for our channel partner to be able to begin sales and for us to deliver product.”

This new application of technology allows industry leaders to be able to monitor the status of temperature controlled loads from pick-up to delivery and to increase the visibility and integrity of the load for brokers, shippers, and carriers throughout the supply chain. This solution delivers benefits that result in better utilization of trucking capacity, better coordination of resources, and information integrity.

About LoadRack.com, LLC

LoadRack.com™ is the premier provider of truck and load matching, with an industry first real-time asset tracking application. Their advanced technology allows shippers, carriers, and brokers to optimize resources and coordination by procuring available trucks and loads, while ensuring load integrity across the supply chain. Accessed via the Internet, the LRT system allows users to determine load location, status, monitor load temperature, and effectively manage equipment problems and delays. For more information, visit http://www.loadracktracker.com.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contact:

David Morse
Location Based Technologies
(888) 600-1044 ext 5
dave@pocketfinder.com
or
Glenn Busch, CFP
Northstar Investments
Investor Relations
(888) 600-1044 ext 3
glenn@pocketfinder.com
or
Joe Daly, Esq.
NetGain
(866) 635-0011
(760) 942-4500
investor@locationbasedtech.com